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                                                                       Exhibit 2


                            LIBERTY MEDIA CORPORATION
                      8101 East Prentice Avenue, Suite 500
                            Englewood, Colorado 80111



                                                                    May 15, 1996


StarNet/CEA II Partners StarNet, Inc.
c/o Communications Equity Associates
101 E. Kennedy Blvd., Suite 3300
Tampa, Florida  33602

Dear Sirs:

                  Reference is made to the Term Sheet attached hereto pursuant to which, subject to the prior receipt of any required approvals of the Board of Directors of Video Jukebox Network, Inc. ("VJN"), we have entered into certain agreements with respect to the equity securities of VJN, all as more fully described in the Term Sheet.

                  The Term Sheet contemplates that the agreements contained therein will be superseded by definitive agreements and instruments which will contain provisions incorporating and expanding upon the agreements set forth therein, together with other provisions customary in the case of transactions of this type, and such other provisions as are reasonable and appropriate in the context of the transactions contemplated hereby. Notwithstanding the foregoing, the parties expressly acknowledge that the obligations of the parties pursuant to the Term Sheet and this agreement, subject to the prior receipt of any such required approvals of the Board of Directors of VJN, will constitute a binding agreement between them, subject to the terms and preconditions set forth herein and in the Term Sheet, until such definitive agreements are executed and delivered. If such definitive agreements are not executed and delivered, then, subject to the receipt of any such required approvals of the Board of Directors of VJN, the Term Sheet and this agreement shall constitute such definitive agreements.

                  Upon acceptance, we shall commence and complete our due diligence investigation of the Company within 15 business days (assuming reasonable cooperation by the management of the Company). You agree to use your reasonable best efforts to obtain any required board approvals within such 15 business day period.

                  By executing this agreement, you agree to use your reasonable best efforts to cause Wolfson and Blank to fully participate in the proposed transactions (as contemplated by the Term Sheet); provided, that if notwithstanding such efforts, such persons do not so participate, the parties shall negotiate in good faith to renegotiate the transactions contemplated by the Term Sheet in a mutually satisfactory fashion.



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                  If the foregoing is acceptable to you, please execute the copy of this agreement in the space below, at which time this instrument will constitute a binding agreement between us.

                                                      Very truly yours,

                                                      LIBERTY MEDIA CORPORATION


                                                      By:  /s/ DAVID KOFF
                                                      Name: David Koff
                                                      Title:   V.P.


ACCEPTED AND AGREED
this 16th day of May, 1996

StarNet/CEA II Partners


By:
     Name:
     Title:


StarNet, Inc.



By:     /s/ H. F. LENFEST
     Name:  H. F. "Gerry" Lenfest
     Title:    CFO


0128682.03


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                                  PROJECT PUNCH

                                   TERM SHEET



Parties:                       Sellers:  Star Net/CEA II Partners, StarNet,
                                         Inc. and (subject to exercise of
                                         tag-along rights) the Wolfsons, Video
                                         Holdings Corp. and its affiliates. and
                                         Island Trading Co., Inc.

                               Buyer:    Wholly owned subsidiary of Liberty
                                         Media Corporation

Securities Being Sold:         5,581,807 shares of Video Jukebox Network, Inc.
                               (the "Company") common stock, $.001 par value
                               (the "Shares"), representing no less than approximately one third of the shares held by each Seller participating. It is a condition to closing that all of the Sellers, except Island
                               Trading, fully participate. If Island Trading does not participate Buyer will purchase additional shares from the other Sellers at $2.00 per share provided that the total number of shares equals 5,581,807.

Purchase Price:                $11,163,614 in cash ($2.00 per share)

Other Terms  and  Conditions:  Sellers  shall grant Buyer an  irrevocable
                               (subject to the expiration date mentioned below) proxy on 5,719,162 shares (the "Proxy Shares").

                               Sellers shall grant Buyer an option to purchase all but not less than all of the Proxy Shares for thirty (30) months from the closing date and shall be exercisable at the following prices per share:

                               Months after Closing    Exercise Price Per Share

                                      1-6                        $2.00
                                      7-18                       $2.20
                                     19-30                       $2.42

                               If Buyer allows the options to expire at the end of thirty (30) months the proxy on Seller's Proxy Shares shall also expire.

                               Sellers agree not to sell or pledge any of their shares prior to the expiration of the option.

                               StarNet/CEA and StarNet, Inc. shall use their good faith and reasonable best efforts to cause the Company to grant to the Buyer at
                               the   closing,    for   a   nominal
                               consideration,   options  (the  "Company
                               Options") to purchase 4,655,341 shares of newly issued Common Stock of the Company. The Company Options shall be non-transferable, shall expire thirty (30) months after the closing, and shall be exercisable in whole or

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                               in part at the  following  prices per share
                               during the time period after closing indicated below:

                               Months after Closing    Exercise Price Per Share

                                      1-6                        $2.00
                                      7-18                       $2.20
                                     19-30                       $2.42

                               In the  event  that  Buyer   exercises the
                               option  on  the  Proxy  Shares  and the Company
                               Options,   Sellers  will have tag-along  rights
                               for the shares that they currently own in the event that Buyer sells all or substantially all of its shares.

                               Sellers and their board representatives will not approve the issuance of any stock or other equity rights prior to closing.

                               Coordination of Schedule 13(D) filings, press releases, and other public materials.

                               Sellers and Buyer agree to use reasonable best efforts and good faith negotiations to execute
                               a  definitive stock  purchase agreement,    and
                               option    agreements containing representation
                               & warranties and covenants regarding operation
                               of the business   customary  for   transactions
                               involving a public company and other terms and conditions mutually agreeable to the parties within 15 business days of the
                               acceptance  of this Term  Sheet, subject   to
                               (i)   the    satisfactory completion  by  the
                               Buyer of its due diligence examination of the Company, (ii) approval of such definitive stock purchase agreement and the transactions contemplated thereby by the board of
                               directors   of  the   Buyer   and  (iii)
                               material adverse developments in the financial markets.

                               The transactions shall close upon receipt of any required governmental approvals but in no event later than September 30, 1996.

                               Seller's board  representatives  will resign at
                               closing   and  be  replaced by Buyer's
                               representatives. The Buyer shall use its best efforts to cause the election of J. Patrick Michaels, as the designee of StarNet/CEA and StarNet, Inc., to the board of directors.